UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2010

NEW YORK & COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-32315 (Commission File Number)	33-1031445 (IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On October 12, 2010, New York & Company, Inc. (the “Company”) announced, among other things, that Eran Cohen has been named to the position of Executive Vice President, Chief Marketing Officer. The Company has expanded its Chief Marketing Officer role and Mr. Cohen will be responsible for all marketing and visual aspects of the Company’s integrated brand strategy and marketing campaign including the Company’s E-commerce business.  Mr. Cohen will report to Greg Scott, President, and he will serve on the Company’s executive committee.

Mr. Cohen joins New York & Company from Collective Brand’s Payless ShoeSource Division, where most recently he was Senior Vice President, Chief Marketing Officer.  At Payless, Mr. Cohen was part of the team that led the Payless brand turn-around.  He was responsible for all global marketing efforts — including branding and brand strategies, media, public relations, digital marketing, creative, visual merchandising, customer relationship management and the E-commerce business. In addition, Mr. Cohen provided creative strategy and support for the brand repositioning efforts of Keds and Stride Rite, two of Collective Brands’ iconic brands. He also served on the Strategic Advisory Committee for Collective Licensing International, the youth lifestyle brand and licensing arm of Collective Brands. Mr. Cohen’s prior professional experience includes leadership roles with Gap and Old Navy, divisions of Gap, Inc.  Mr. Cohen launched his career in retail at Esprit de Corp., where he held various Product Manager positions and served as President of Esprit Asia footwear and accessories division.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibit

Exhibit No.	Description
99.1	Press release issued on October 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus Toal
Date: October 12, 2010	Name:	Sheamus Toal
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued on October 12, 2010